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                            CORNING INCORPORATED AND SUBSIDIARY COMPANIES                 Exhibit #12
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                 (Dollars in millions, except ratios)

                               Six Months Ended                    Year Ended
                               -----------------   --------------------------------------------
                               June 30, June 30,   Dec. 31, Dec. 31, Dec. 31, Dec. 31, Dec. 31,
                                 2000     1999       1999     1998     1997     1996     1995
                               -------- --------   -------- -------- -------- -------- --------
Income before taxes on
 income                        $391.1   $290.9     $  674.9   $482.3  $665.8   $519.1   $356.9
Adjustments:
  Share of earnings before
   taxes of 50% owned
   companies                    106.1     72.2        167.8    175.2   111.3    129.5     94.7
  Gain (loss) before taxes of
   greater than 50% owned
   unconsolidated subsidiary     (1.4)                 (1.2)                      0.7     (3.1)
  Distributed income of less
   than 50% owned companies
   and share of loss if debt
   is guaranteed                                                (1.1)
  Amortization of capitalized
   interest                       5.8      7.4         14.5     14.4    16.6     11.8      9.6
  Fixed charges net of
   capitalized interest          82.8     73.5        156.9    138.8   154.9    113.8     90.8
                               ------   ------     --------   ------  ------   ------   ------

Earnings before taxes and
  fixed charges as adjusted    $584.4   $444.0     $1,012.9   $809.6  $948.6   $774.9   $548.9
                               ======   ======     ========   ======  ======   ======   ======

Fixed charges:
  Interest incurred            $ 72.0   $ 66.7     $  134.5   $113.6  $107.7   $ 79.4   $ 71.7
  Share of interest
   incurred of 50% owned
   companies and interest on
   guaranteed debt of less
   than 50% owned companies      14.1     18.7         33.5     45.4    51.5     38.8     10.2
  Interest incurred by
   greater than 50% owned
   unconsolidated
   subsidiary                                                                              0.7
  Portion of rent expense
   which represents
   interest factor               11.4     10.4         21.4     19.4    17.2     13.7     14.6
  Share of portion of rent
   expense which represents
   interest factor for
   50% owned companies            3.1      2.6          5.0      5.0     3.8      1.4      2.7
  Portion of rent expense
   which represents interest
   factor for greater than
   50% owned unconsolidated
   subsidiary
  Amortization of debt costs      1.7      1.7          3.9      3.4     1.8      2.6      0.5
                               ------   ------     --------   ------  ------   ------   ------

Total fixed charges             102.3    100.1        198.3    186.8   182.0    135.9    100.4
Capitalized interest            (19.5)   (26.6)       (41.4)   (48.0)  (27.1)   (22.1)    (9.6)
                               ------   ------     --------   ------  ------   ------   ------

Total fixed charges net
  of capitalized interest      $ 82.8   $ 73.5     $  156.9   $138.8  $154.9   $113.8   $ 90.8
                               ======   ======     ========   ======  ======   ======   ======

Preferred dividends:
  Preferred dividend
    requirements               $  0.4   $  2.9     $    3.5   $ 15.3  $ 15.3   $ 15.7   $ 15.7
  Ratio of pre-tax income
    to income before
    minority interest
    and equity earnings           2.0      1.4          1.4      1.4     1.5      1.5      1.5
                               ------   ------     --------   ------  ------   ------   ------
  Pre-tax preferred
    dividend requirement          0.8      4.1          4.9     21.4    23.0     23.6     23.6

Total fixed charges             102.3    100.1        198.3    186.8   182.0    135.9    100.4
                               ------   ------     --------   ------  ------   ------   ------

Fixed charges and
 pre-tax preferred
 dividend requirement          $103.1   $104.2     $  203.2   $208.2  $205.0   $159.5   $124.0
                               ======   ======     ========   ======  ======   ======   ======

Ratio of earnings to
 combined fixed charges
 and preferred dividends          5.7x     4.3x         5.0x     3.9x    4.6x     5.0x     4.4x
                               ======   ======     ========   ======  ======   ======   ======
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